UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 24, 2009
TAL INTERNATIONAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-126317	20-1796526
(Commission File Number)	(IRS Employer Identification No.)
100 Manhattanville Road
Purchase, New York 10577-2135
(Address of Principal Executive Offices, including Zip Code)
Telephone: (914) 251-9000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.
          Effective February 24, 2009, the Board of Directors of TAL International Group, Inc. (“TAL”) appointed Claude Germain to the Board of Directors of TAL and each of its US subsidiaries. Mr. Germain was also appointed to TAL’s Audit Committee and its Nominating and Corporate Governance Committee. Mr. Germain will replace Bruce R. Berkowitz who resigned from the Board of Directors on February 24, 2009. The Board of Directors has also determined that Mr. Germain is “independent” within the meaning of Section 303A of the New York Stock Exchange’s Listed Company Manual, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the Director Independence standards adopted by TAL on October 11, 2005.
     Mr. Germain is a seasoned executive in the field of logistics, and he joined Schenker in 2005 as Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., where he is accountable for Schenker’s Canadian operations. Schenker is one of the largest logistics service providers in the world. Prior to joining Schenker in 2005, Mr. Germain was Chief Executive Officer and Founder of Cube Route, which was recently sold to Descartes Systems Group. He was also Chief Operating Officer and Co-Founder of Grocery Gateway Inc; President of a Texas-based third party logistics firm; and a management consultant, specializing in distribution, for The Boston Consulting Group. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering in Physics (Nuclear) from Queen’s University.
Mr. Germain was granted 2,000 shares of restricted stock on February 24, 2009. Mr. Germain will also be paid annual compensation of $35,000 for serving on TAL’s Board of Directors, and an additional $5,000 annually for serving on the Audit Committee.
     The Board of Directors also approved an Indemnity Agreement with Mr. Germain substantially the same as those previously entered into with the other directors of TAL, the form of which has been filed as Exhibit 10.22 to TAL’s Form 10-K filed on March 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAL International Group, Inc.
Dated: March 2, 2009	By:	/s/ Brian M. Sondey
		Name:	Brian M. Sondey
		Title:	President and Chief Executive Officer